Exhibit 99.1

Contact: Contact Kenn Entringer at Casey Communications, Inc., (314) 721-2828 kentringer@caseycomm.com

April 20, 2009

Cass Information Systems, Inc. Reports 1st Quarter Earnings

ST. LOUIS – Cass Information Systems, Inc. (NASDAQ: CASS), the nation’s leading provider of transportation, utility and telecom invoice payment and information services reported first quarter 2009 earnings of $.42 per fully diluted share, a 2% decrease compared to $.43 per fully diluted share it earned in the first quarter of 2008. Net income for the period was $3.9 million, compared to $4.0 million in 2008.

2009 1st Quarter Recap

	3/31/09	3/31/08	% Change
Transportation Dollar Volume	$3.4 billion	$3.9 billion	(12)%
Utility Dollar Volume	$2.5 billion	$2.2 billion	12%
Revenues	$21.7 million	$21.9 million	(1)%
Net Income	$3.9 million	$4.0 million	(2)%
Diluted Earnings per Share	$.42	$.43	(2)%

New transportation customer implementations helped off-set a 21% decline in base customer volumes as the global economic slowdown impacted the transportation industry. As a result, freight invoice volume was down 10% and dollar volume was down 12%. Utility transaction volume and dollar volume were up 12% primarily due to new business, partially offsetting the lower volumes in the freight business. The net effect was overall payment and processing fees decreased less than 1% compared to the year-earlier period.

Net investment income decreased $211,000 or 2% primarily due to the overall decline in interest rates.

Overall operating expenses were down 0.4%, or $70,000, as the company implemented cost control measures in this difficult economic environment, despite a $313,000 increase in pension expense.

“Given the current economic environment, we are pleased with the company’s overall performance during the first quarter,” said Eric H. Brunngraber, Cass president and chief executive officer. “Our utility invoice processing operation and our bank subsidiary, Cass Commercial Bank, turned in solid performances and helped overcome most of the challenges presented by the world-wide economic contraction. We are optimistic that Cass will return to its recent growth trajectory as the global economy recovers.”

The company has no exposure to sub-prime mortgage loans, mortgage-backed securities or residential development loans of any kind. Hence, the issues that are causing significant detrimental effects on the financial community are not affecting Cass in such a manner.

About Cass Information Systems

Cass Information Systems, Inc. is the leading provider of transportation, utility and telecom invoice payment and information services. The company, which has been involved in the payables services and information support business since 1956, disburses over $26 billion annually on behalf of customers from processing centers in St. Louis, Mo., Columbus, Ohio, Boston, Mass., Greenville, S.C. and Wellington, Kansas. The support of Cass Commercial Bank, founded in 1906, makes Cass Information Systems unique in the industry. Cass is part of the Russell 2000® Index.

Note to Investors

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the company’s actual results, see the company’s reports filed from time to time with the Securities and Exchange Commission including the company’s annual report on Form 10-K for the year ended December 31, 2008.

Selected Consolidated Financial Data

The following table presents selected unaudited consolidated financial data (in thousands, except per share data) for the periods ended March 31, 2009 and 2008:

	Quarter Ended 3/31/09	Quarter Ended 3/31/08
Transportation Invoice Volume	5,395	5,972
Transportation Dollar Volume	$3,386,740	$3,857,573
Utility Transaction Volume	2,830	2,532
Utility Dollar Volume	$2,495,697	$2,235,890

Payment and Processing Fees	$11,944	$12,047
Net Investment Income	9,102	9,313
Gains on Sales of Securities	119	—
Other	539	564

Total Revenues	$21,704	$21,924

Salaries and Benefits	$12,449	$12,437
Occupancy	615	540
Equipment	841	824
Other	2,385	2,559

Total Operating Expenses	$16,290	$16,360

Income from Operations before Income Taxes	$5,414	$5,564
Income Tax Expense	1,491	1,545

Net Income	$3,923	$4,019

Basic Earnings per Share	$.43	$.44

Diluted Earnings per Share	$.42	$.43

Average Earning Assets	$803,943	$800,191
Net Interest Margin	5.31%	5.37%
Allowance for Loan Losses to Loans	1.10%	1.15%
Non-performing Loans to Total Loans	.15%	.45%

Net Loan Charge-offs to Loans	.04%	.09%
Provision for Loan Losses	$400	$450